CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-1A of Capital Group Private Client Services Funds of our report dated December 14, 2020, relating to the financial statements and financial highlights of Capital Group Core Municipal Fund, Capital Group Short-Term Municipal Fund, Capital Group California Core Municipal Fund, Capital Group California Short-Term Municipal Fund, and Capital Group Core Bond Fund, which appears in such Registration Statement. We also consent to the references to us under the headings “Financial highlights”, “Independent registered public accounting firm” and “Prospectuses, reports to shareholders and proxy statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

December 24, 2020